EXHIBIT 4.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CNB FINANCIAL CORP.

                  Under Section 805 of the Business Corporation
                          Law of the State of New York

     The undersigned, Donald L. Brass and Holly C. Craver, being the President and Secretary, respectively, of CNB Financial Corp. (the "Corporation"), certify that:

     1. The name of the Corporation is CNB Financial Corp.

     2. The Certificate of Incorporation of the Corporation was filed with the New York Department of State on January 13, 1992.

     3. The fourth paragraph of the Certificate of Incorporation of the Corporation is amended to change the par value of the Common Stock from $2.50 per share to $1.25 per share in connection with a two-for one stock split, and to change the total number of authorized shares of Common Stock from ten million (10,000,000) to twenty million (20,000,000). Prior to this Amendment there were 3,840,008 shares of Common Stock issued and outstanding ($2.50 par value per share), which will be converted into 7,680,016 shares of Common Stock ($1.25 par value per share) pursuant to a two-for-one split of the Common Stock. Prior to this Amendment there were 6,159,992 authorized but unissued shares of Common Stock ($2.50 par value per share), and following the Amendment there will be 12,319,984 authorized but unissued shares of Common Stock ($1.25 par value per share).

     The stated value and the capital accounts of the Corporation shall not change as a result of this Amendment.

     To effect the foregoing, the fourth paragraph of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

          4. The aggregate number of shares which the Corporation shall have authority to issue shall be twenty million (20,000,000) shares, all of which shall be Common Shares having a par value of $1.25 per share.

     4. This Amendment was authorized and approved by the Board of Directors followed by the affirmative vote of the holders of over a majority of all outstanding


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shares entitled to vote thereon at a meeting of the shareholders of the
Corporation duly called and held in accordance with the New York Business Corporation Law.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment of the Certificate of Incorporation this 2nd day of October, 1998 and affirm the statements contained herein are true under penalties of perjury.

                                       /s/ DONALD L. BRASS
                                       -------------------------------------
                                       Donald L. Brass
                                       President and Chief Executive Officer


                                       /s/ HOLLY C. CRAVER
                                       -------------------------------------
                                       Holly C. Craver
                                       Secretary




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